As filed with the Securities and Exchange Commission on December 6, 2001.
                      Registration No. 333-_____

                  SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

                             FORM S-3
                       REGISTRATION STATEMENT
                               UNDER
                     THE SECURITIES ACT OF 1933

                    BRADLEY PHARMACEUTICALS, INC.
         (exact name of registrant as specified in its charter)

       Delaware                  2834                     22-2581418
   (State or other  (Primary Standard Industrial      (I.R.S. Employer
   jurisdiction of   Classification Code Number)      Identification No.)
   incorporation
   or organization)

                          383 Route 46 West
                      Fairfield, New Jersey 07004
                           (973) 882-1505
       (Address, including zip code, and telephone number, including area code, of registrant's principal offices)

                           DANIEL GLASSMAN
                        Chairman of the Board
                     Bradley Pharmaceuticals, Inc.
                          383 Route 46 West
                      Fairfield, New Jersey 07004
                           (973) 882-1505
          (Name, address, including zip code, and telephone number, including area code, of agent for service)

                               Copy to:
                       W. RAYMOND FELTON, ESQ.
            Greenbaum, Rowe, Smith, Ravin, Davis & Himmel LLP
                      Metro Corporate Campus I
                        Post Office Box 5600
                    Woodbridge, New Jersey 07095
                           (732) 549-5600

        Approximate date of commencement of proposed sale to the public:

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]


                     CALCULATION OF REGISTRATION FEE


                        Proposed       Proposed
                                       Maximum       Maximum
                         Amount        Offering      Aggregate      Amount of
Title of each Class of    to be        Price per     Offering      Registration
Securities to be        Registered(1)   Share(2)     Price(2)      Fee
Registered

Common Stock,           1,882,583       $16.275    $30,639,038.33   $7,659.76
  par value $.01 per
  share


--------------------------
      (1) Includes an indeterminate number of shares of common stock issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions pursuant to Rule 416 under the Securities Act of 1933, as amended.

      (2) Pursuant to Rule 457(c) under the Securities Act of 1933, the proposed maximum aggregate offering price and the amount of the registration fee are calculated based on the average of the high and low prices of the Company's Common Stock on December 3, 2001, as reported on the Nasdaq National Market.


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.





             SUBJECT TO COMPLETION, DATED DECEMBER 6, 2001



                               PROSPECTUS

                            1,882,583 SHARES

                      BRADLEY PHARMACEUTICALS, INC.

                               COMMON STOCK


     Several of the Company's stockholders named in this Prospectus are selling up to 1,882,583 shares of the Company's Common Stock either from previously acquired shares or from the exercise of certain warrants to purchase shares of the Company's Common Stock.

     AN INVESTMENT IN THE SHARES OF BRADLEY PHARMACEUTICAL'S COMMON STOCK OFFERED HEREBY INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS PROSPECTUS.

     The selling stockholders may sell the shares at prices determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares.

     Our common stock is quoted on the Nasdaq National Market under the symbol "BPRX." On December 3, 2001, the closing price for the common stock was $15.93 as reported by Nasdaq. An investment in the shares is speculative and only those purchasers who can afford to lose their entire investment should purchase shares.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.


                 The date of this prospectus _______, 2001.



                            TABLE OF CONTENTS

                                                           Page
                                                           ----

Prospectus Summary                                           3
Risk Factors                                                 4
Where You Can Find
  More Information                                          13
Incorporation of Certain
  Information by Reference                                  13
Use of Proceeds                                             14
Selling Stockholders                                        14
Plan of Distribution                                        15
Indemnification                                             17
Legal Matters                                               17
Experts                                                     17


     No person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offering made hereby, and if given or made, such information or representations must not be relied upon as having been authorized by Bradley Pharmaceuticals, Inc., any selling shareholder or by any other person. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities covered by this Prospectus, nor does it constitute an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation may not lawfully be made.



                           PROSPECTUS SUMMARY

                         Bradley Pharmaceuticals


     The following summary contains basic information about Bradley Pharmaceuticals, Inc. and its subsidiaries, and this offering. It may not contain all the information that may be important to you. You should read this entire prospectus, the documents incorporated by reference, including the financial data and related notes, and the documents to which we have referred you before making an investment decision. The references to "we" "us" and "our" mean Bradley Pharmaceuticals, Inc. and its subsidiaries, except where it is clear the context indicates otherwise.

     We market over-the-counter and prescription pharmaceutical and health related products. Our product lines currently include dermatological brands (marketed by our wholly owned subsidiary, Doak Dermatologics, Inc.) and nutritional, respiratory, and internal medicine brands (marketed by our Kenwood Therapeutics division). We are currently actively promoting products in dermatology and gastroenterology and, to a lesser extent, nutritionals. All of our product lines are manufactured and supplied by independent contractors who operate under our quality control standards. Our products are marketed primarily to wholesalers. The wholesalers, in turn, distribute the products to retail outlets and healthcare institutions throughout the United States. We also sell to distributors in selected international markets.

     Our growth strategy is to make acquisitions, including through co-marketing and licensing agreements, of products from major pharmaceutical organizations that we believe require intensified marketing and promotional attention. We believe that significant growth opportunities exist in this market niche as a result of the divestiture by major pharmaceutical companies of certain established product lines that are less profitable in relation to their other products. As a result, we acquired, and intend to acquire, rights to manufacture and market pharmaceutical and health related products which are effective and for which a demonstrated market exists, but which are not actively promoted and where the surrounding competitive environment does not necessarily include major pharmaceutical companies. In addition to acquisitions, our growth strategy is to introduce new products through modest research and development of existing chemical entities.

     We were incorporated in New Jersey in January 1985 and subsequently reincorporated in Delaware in July 1998. Our principal executive offices are located at 383 Route 46 West, Fairfield, New Jersey 07004, telephone number (973) 882-1505.




                              RISK FACTORS

     Before you invest in the shares you should be aware that the value of the shares in the secondary market is subject to various risks, including those described below. You should consider carefully these risk factors together with all of the other information included in this prospectus before you decide to purchase the shares.

                      RISKS RELATED TO OUR BUSINESS

Failure to maintain Carmol(R) as a significant portion of revenue could adversely affect our profitability.

     For the fiscal years ended December 31, 1999 and 2000 and the nine months ended September 30, 2001, sales of our Carmol(R) product line accounted for approximately 22%, 41%, and 42% respectively, of our net sales. Thus, we depend on our ability to market and sell the Carmol(R) product line. The concentration of our net sales in a single product line makes us particularly dependent on that line. If demand for the Carmol(R) product line or any other material product line decreases and we fail to replace those sales, our revenues and profitability would decrease.


Since we rely on independent manufacturers for our products, any regulatory or production problems could adversely affect our product supply.

     We do not own or operate any manufacturing or production facilities. Rather, independent companies manufacture and supply all of our products. Many of these companies also manufacture and supply products for some of our competitors. We also do not have licensing or other supply agreements with many of these manufacturers or suppliers for our products and currently depend upon a limited number of potential suppliers. Some of these suppliers could terminate their relationship with us at any time. From time to time we have experienced delays in shipments from some of our vendors. Although we believe we can obtain replacement manufacturing arrangements, the absence of such agreements with our present suppliers may, in certain instances, adversely effect our sales and marketing efforts, which would reduce our sales and profitability.

Failure to comply with government regulations could affect our ability to operate our business.

     Virtually all aspects of our activities are regulated by federal and state statutes and government agencies. The manufacturing, processing, formulation, packaging, labeling, distribution and advertising of our products, and disposal of waste products arising from these activities, are subject to regulation by one or more federal agencies, including the FDA, the DEA, the Federal Trade Commission, the Consumer Product Safety Commission, the U.S. Department of Agriculture, the Occupational Safety and Health Administration and the EPA, as well as by foreign governments in countries where we distribute some of our products.

     Noncompliance with applicable FDA policies or requirements could subject us to enforcement actions, such as suspensions of manufacturing or distribution, seizure of products, product recalls, fines, criminal penalties, injunctions, failure to approve pending drug product applications or withdrawal of product marketing approvals. Similar civil or criminal penalties could be imposed by other government agencies, such as the DEA, the EPA or various agencies of the states and localities in which our products are manufactured, sold or distributed and could have ramifications for our contracts with government agencies such as the Veteran's Administration or the Department of Defense. These enforcement actions could have a material adverse effect on our business, financial condition and results of operations.

     All manufacturers, marketers, and distributors of human pharmaceutical products are subject to regulation by the FDA under the authority of the FDC Act or the PHS Act or both. New drugs, as defined in the FDC Act, and new human biological drugs, as defined in the PHS Act, must be the subject of an FDA-approved new drug or biologic license application before they may be marketed in the United States. Some prescription and other drugs are not the subject of an approved marketing application but, rather, are marketed subject to the FDA's regulatory discretion and/or enforcement policies. Any change in the FDA's enforcement discretion and/or policies could have a material adverse effect on our business, financial condition and results of operations.

     Some of our pharmaceutical products contain controlled substances and, therefore, are also subject to statutes and regulations enforced by the DEA and similar state agencies which impose security, record keeping, reporting and personnel requirements on us. There are additional FDA and other regulatory policies and requirements covering issues such as advertising, commercially distributing, selling, sampling and reporting adverse events associated with our products with which we must continuously comply. Noncompliance with any of these policies or requirements could result in enforcement actions which could have a material adverse effect on our business, financial condition and results of operations.

     The FDA has the authority and discretion to withdraw existing marketing approvals and to review the regulatory status of marketed products at any time. For example, the FDA may require an approved marketing application for any drug product marketed if new information reveals questions about a drug's safety or efficacy. All drugs must be manufactured in conformity with cGMP requirements, and drug products subject to an approved application must be manufactured, processed, packaged, held and labeled in accordance with information contained in the approved application.

     While we believe that all of our currently marketed pharmaceutical products comply with FDA enforcement policies, have approval pending or have received the requisite agency approvals, our marketing is subject to challenge by the FDA at any time. Through various enforcement mechanisms, the FDA can ensure that noncomplying drugs are no longer marketed. In addition, modifications, enhancements, or changes in manufacturing sites of approved products are in many circumstances subject to additional FDA approvals which may or may not be received and which may be subject to a lengthy FDA review process. Our third-party manufacturers are continually subject to inspection by governmental agencies. Manufacturing operations could be interrupted or halted in any of those facilities if a government or regulatory authority is unsatisfied with the results of an inspection. Any interruptions of this type could have a material adverse effect on our business, financial condition, results of operations and cash flows.

     We cannot determine what effect changes in regulations, enforcement positions, statutes or legal interpretation, when and if promulgated, adopted or enacted, may have on our business in the future. Changes could, among other things, require changes to manufacturing methods or facilities, expanded or different labeling, new approvals, the recall, replacement or discontinuance of certain products, additional record keeping and expanded documentation of the properties of certain products and scientific substantiation. These changes, or new legislation, could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Since we rely on a few wholesalers for the majority of our sales, any further consolidation among wholesalers could adversely affect our pricing.

     The pharmaceutical distribution industry has recently experienced a significant consolidation among wholesalers and chain stores. As a consequence, there are fewer channels for wholesale and retail pharmaceutical distribution than were historically available. Thus, we depend on fewer distributors for our products and we are less able to negotiate price terms with distributors. While we believe that this consolidation among distributors will ultimately reduce our distribution costs, our inability to aggressively negotiate price terms with them, over the long term, could inhibit our efforts to achieve targeted profit margins or sales levels. Notwithstanding our ability to by-pass the wholesale distribution network by distributing our products to end-users directly, we cannot assure you that the continued or future consolidation among pharmaceutical distributors will not materially adversely affect our ability to compete effectively.


We may not be able to implement our business strategy because of an inability to acquire profitable products or lack of financing partly due to existing liens on our assets.

     Our principal strategy is to continue to expand our business by acquiring businesses and new products, as well as product line extensions, new product development, and increased marketing and distribution activities. We seek products that we believe can be profitable under our management and which are not subject to adverse FDA rulings. There are several factors, which could limit or restrict our ability to implement this strategy:

     * We may not have the financing to acquire an available product, in part because LaSalle Business Credit, Inc. has a security interest on all of our assets;

     * We may not be able to achieve our targeted profit margins with certain products available for acquisition;

     We cannot guarantee that sales of newly acquired products will be profitable or that we will achieve anticipated sales levels for such products. Moreover, while we anticipate making future acquisitions in accordance with our strategic plan, we cannot assure you that we will consummate any future acquisitions or that we will be able to achieve the same rates of return and historical sales levels of any acquired product. The failure to do so could have a material adverse effect on the growth of our sales and profitability, and on our operations.

     To implement our expansion strategy, we will need to finance new product acquisitions from either i) the acquisition loan from LaSalle; ii) existing working capital, positive cash flow from operations; iii) new borrowings; and
iv) issuance of equity securities or by some combination thereof. While we are not currently prohibited from other borrowings of money, our loan agreement with LaSalle restricts our ability to grant liens upon, and security interests in, our assets. LaSalle's security interest could adversely affect our ability to secure new asset-based borrowings if necessary. Accordingly, we cannot assure you that we will be able to borrow, on commercially reasonable terms or otherwise, any additional funds necessary to finance further acquisitions or support operations.


Competing products and technologies may make some or all of our products non-competitive or obsolete.

     The business of distributing pharmaceutical and health related products are highly competitive. We compete primarily against established pharmaceutical and consumer product companies which currently market products that are equivalent or functionally similar to those we market. We attempt to focus our marketing efforts on products for which the major competition are products sold by companies that are not major pharmaceutical firms. We compete based on targeted marketing and promotional programs, lower prices and better service. We cannot assure you that we will be successful in this regard. Moreover, we cannot assure you that major pharmaceutical companies will not develop and market new and innovative products competitive with any of our products.


If we become subject to a product liability claim, we may not have adequate insurance coverage.

     Pharmaceutical and health related products, such as those we market, may carry certain health risks. Consequently, consumers may bring product liability claims against us. We maintain a product liability insurance policy providing direct coverage in the aggregate amount of $3,000,000 and our manufacturers' policies also insure us. Our present insurance may not be adequate in the event of an adverse judgment against us. If insurance does not fully fund any product liability claim, or if we are unable to recover damages from the manufacturer of a product that may have caused such injury, we must pay such claims from our own funds. Any such payment could have a material adverse affect on our financial condition. In addition, we cannot assure you that we will be able to maintain our liability insurance in effect in the future at reasonable premium rates, if at all.


The growth of managed care organizations and other third-party reimbursement policies may have an adverse effect on our pricing policies and our margins.

     Our operating results and business success depends in large part on the availability of adequate third-party payor reimbursement to patients for our prescription-brand products. These third-party payors include governmental entities (such as Medicaid), private health insurers and managed care organizations ("MCOs"). A majority of the U.S. population now participates in some version of managed care. Because of the size of the patient population covered by MCOs, marketing of prescription drugs to them and the pharmacy benefit managers ("PBMs") that serve many of these organizations has become important to our business. MCOs and other third-party payors try to negotiate the pricing of medical services and products to control their costs. MCOs and PBMs typically develop formularies to reduce their cost for medications. Formularies can be based on the prices and therapeutic benefits of the available products. Due to their lower costs, generic products are often favored. The breadth of the products covered by formularies varies considerably from one MCO to another, and many formularies include alternative and competitive products for treatment of particular medical conditions. Exclusion of a product from a formulary can lead to its sharply reduced usage in the MCO patient population. Payment or reimbursement of only a portion of the cost of our prescription products could make our products less attractive, from a net-cost perspective, to patients, suppliers and prescribing physicians. We cannot be certain that the reimbursement policies of these entities will be adequate for our branded pharmaceutical products to compete on a price basis. If our products are not included within an adequate number of formularies or adequate reimbursement levels are not provided, or if those policies increasingly favor generic products, our market share, our gross margins, and our overall business anf financial condition could be negatively affected.

     Some of our products are not of a type generally eligible for reimbursement. It is possible that products manufactured by others could address the same effects as our products and be subject to reimbursement. If this were the case, some of our products may be unable to compete on a price basis.


Our continued growth depends upon our ability to develop new products.

     We currently have a variety of new products in various stages of research and development and are working on possible improvements, extensions and reformulations of some existing products. These research and development activities, as well as the clinical testing and regulatory approval process, which must be completed before commercial quantities of these developments can be sold, will require commitments of personnel and financial resources. Delays in the research, development, testing or approval processes will cause a corresponding delay in revenue generation from those products. Regardless of whether they are ever released to the market, the expense of such processes will have already been incurred.

     We reevaluate our research and development efforts regularly to assess whether our efforts to develop a particular product or technology are progressing at a rate that justifies our continued expenditures. On the basis of these reevaluations, we have abandoned in the past, and may abandon in the future, our efforts on a particular product or technology. There can be no certainty that any product we are researching or developing will ever be successfully released to the market. If we fail to take a product or technology to market on a timely basis, we may incur significant expenses without a near-term financial return.

     We may in the future, supplement our internal research and development by entering into research and development agreements with other pharmaceutical companies. We may, upon entering into such agreements, be required to make significant up-front payments to fund the project. We cannot be sure, however, that we will be able to locate adequate research partners or that supplemental research will be available on terms acceptable to us in the future. If we are unable to enter into additional research partnership arrangements, we may incur additional costs to continue research and development internally or abandon certain projects.


If we cannot integrate the business of companies or products we acquire, our business may suffer.

     We anticipate that the integration of newly acquired companies and products into our business will require significant management attention and expansion of our sales force. In order to manage our acquisitions effectively, we must maintain adequate operational, financial and management information systems and motivate and effectively manage an increasing number of employees. Our future success will also depend in part on our ability to retain or hire qualified employees. If we cannot integrate our acquisitions successfully, these changes and acquisitions could have a material adverse effect on our business, financial condition, results of operations and cash flows.


We do not have proprietary protection for most of our branded pharmaceutical products, and our sales could suffer from competition by generic substitutes.

     Although most of our revenue is generated by products not subject to competition from generic products, there is no proprietary protection for most of our branded pharmaceutical products, and generic substitutes for most of these products are sold by other pharmaceutical companies. In addition, governmental and other pressure to reduce pharmaceutical costs may result in physicians prescribing products for which there are generic substitutes. Increased competition from the sale of generic pharmaceutical products may cause a decrease in revenue from our branded products and could have a material adverse effect on our business, financial condition and results of operations. In addition, our branded products for which there is no generic form available may face competition from different therapeutic agents used for the same indications for which our branded products are used.


Our business strategy may cause fluctuating operating results

     Our operating results and financial condition may fluctuate from quarter to quarter and year to year depending upon the relative timing of events or uncertainties which may arise. For example, the following events or occurrences could cause fluctuations in our financial performance from period to period:


     * changes in the levels we spend to develop, acquire or license new product lines;

     *  changes in the amount we spend to promote our products;

     * delays between our expenditures to acquire new product lines or businesses and the generation of revenues from those acquired products or businesses;

     * changes in treatment practices of physicians that currently prescribe our products;

     * changes in reimbursement policies of health plans and other similar health insurers, including changes that affect newly developed or newly acquired products;

     *  increases in the cost of raw materials used to manufacture our products;

     *  development of new competitive products by others;

     *  the mix of products that we sell during any time period; and

     *  our responses to price competition.


Fluctuations in demand for our products create inventory maintenance uncertainties

     We typically experience greater revenues and, correspondingly, greater income during the last month of each fiscal quarter. We try to match our expenditures for inventory with these historical fluctuations in demand. However, if these demand patterns change or we experience even a small delay in delivery of inventory, revenue could be deferred or even lost if products are unavailable to meet peak demand. A deferral of revenue to a later period, or the loss of revenue completely, could cause significant period-to-period fluctuations in our operating results, as a significant portion of our operating expenses are fixed in the short term. These fluctuations could result in our not meeting earnings expectations or result in operating losses for a particular period.


We face significant competition within our industry

     The pharmaceutical industry is highly competitive. Competition in our industry occurs on a variety of fronts, including developing and bringing new products to market before others, developing new technologies to improve existing products, developing new products to provide the same benefits as existing products at less cost and developing new products to provide benefits superior to those of existing products.

Many of our competitors are large, well-established companies in the fields of pharmaceuticals, chemicals, cosmetics and health care. Our competitors include American Home Products, Schering-Plough, Bristol-Myers, Elan Corporation, plc, First Horizon Pharmaceuticals, Galderma, Dermik Labs, Medicis Pharmaceutical, Ortho Pharmaceuticals, ICN Pharmaceuticals, Warner-Lambert, GlaxoSmithKline, Pharmacia, Pfizer and others. Many of these companies have greater resources than we do to devote to marketing, sales, research and development and acquisitions. As a result, they have a greater ability to undertake more extensive research and development, marketing and pricing policy programs. It is possible that our competitors may develop new or improved products to treat the same conditions as our products or make technological advances reducing their cost of production so that they may engage in price competition through aggressive pricing policies to secure a greater market share to our detriment. These competitors also may develop products, which make our current or future products obsolete. Any of these events could have a significant negative impact on our business and financial results, including reductions in our market share and gross margins.


We depend on our trademarks, patents, and proprietary rights and could be adversely affected if they are infringed upon or we fail to enforce them.

     We believe that the protection of our trademarks and service marks is an important factor in product recognition, maintaining goodwill and in maintaining or increasing market share. If we do not adequately protect our rights in our various trademarks and service marks from infringement, those marks could be lost or impaired. If the marks we use are found to infringe upon the trademark or service mark of another company, we could be forced to stop using those marks and, as a result, we could lose those marks and could be liable for damages caused by an infringement.

     We are pursuing several U. S. patent applications, although we cannot be sure that any of these patents will ever be issued. We also have acquired rights under certain patents and by assignment of rights to patents and patent applications from certain of our consultants and officers. These patents and patent applications may be subject to claims of rights by third parties. If there are conflicting claims to the same patent or patent application, we may not prevail and, even if we do have some rights in a patent or application, those rights may not be sufficient for the marketing and distribution of products covered by the patent or application.

     The patents and applications in which we have an interest may be challenged as to their validity or enforceability. Challenges may result in potentially significant harm to our business. The cost of responding to these challenges and the inherent costs to defend the validity of our patents, including the prosecution of infringements and the related litigation, could be substantial. Such litigation also could require a substantial commitment of management's time.

     The ownership of a patent or an interest in a patent does not always provide significant protection. Others may independently develop similar technologies or design around the patented aspects of our technology. We only conduct patent searches to determine whether our products infringe upon any existing patents when we think such searches are appropriate. As a result, the products and technologies we currently market, and those we may market in the future, may infringe on patents and other rights owned by others. If we are unsuccessful in any challenge to the marketing and sale of our products or technologies, we may be required to license the disputed rights, if the holder of those rights is willing, or to cease marketing the challenged products, or to modify our products to avoid infringing upon those rights. A claim or finding of infringement regarding one of our products could have a material adverse effect on our business, financial condition and results of operations. The costs of responding to infringement claims could be substantial and could require a substantial commitment of management's time.

     We also rely upon unpatented proprietary know-how and continuing technological innovation in developing and manufacturing many of our principal products. We require all of our employees, consultants and advisors to enter into confidentiality agreements prohibiting them from taking our proprietary information and technology. Nevertheless, these agreements may not provide meaningful protection for our trade secrets and proprietary know-how if they are used or disclosed. Despite all of the precautions we may take, people who are not parties to confidentiality agreements may obtain access to our trade secrets or know-how. In addition, others may independently develop similar or equivalent trade secrets or know-how.

     In addition, although we believe that our product lines do not infringe on the intellectual property rights of others, we cannot assure you that infringement claims will not be asserted against us in the future, or that if asserted that any infringement claim will be successfully defended. A successful claim against us could harm our business.


We are subject to chargebacks and rebates when our products are re-sold to governmental agencies and managed care buying groups which may reduce our future profit margins.

     Chargebacks and rebates are the difference between the prices at which we sell our products to wholesalers and the sales price the end-users ultimately pay, such as governmental agencies and managed care buying groups, pursuant to fixed price contracts. We record an estimate of the amount either to be charged back to us or rebated to the end-users at the time of sale to the wholesaler. Over recent years, the pharmaceutical industry in general has accepted the managed care system of chargebacks and rebates. Managed care organizations increasingly began using these chargebacks and rebates as a method to reduce overall costs in drug procurement. Levels of chargebacks and rebates have increased momentum and caused a greater need for more sophisticated tracking and data gathering to confirm sales at contract prices to end-users with respect to related sales to wholesalers. We have implemented procedures, systems and policies which we believe more closely monitor the managed care and government sales areas of our business. We record an accrual for chargebacks and rebates based upon factors including current contract prices, historical chargeback rates and actual chargebacks claimed. The amount of actual chargebacks claimed could, however, be higher than the amounts we accrue and reduce our profit margins.


Loss of our Chairman and CEO could adversely affect how we operate.

Our President, Chief Executive Officer and Chairman, Daniel Glassman, manages our day-to-day operations. Mr. Glassman does not currently have an employment agreement with us. The loss of Mr. Glassman's services would adversely affect how we operate our business.


The loss of our key personnel could harm our business.

     We are highly dependent on the principal members of our management staff, the loss of whose services might impede the achievement of our acquisition and development objectives. Although we believe that we are adequately staffed in key positions and that we will be successful in retaining skilled and experienced management, operational, scientific and development personnel, we cannot assure you that we will be able to attract and retain key personnel on acceptable terms. The loss of the services of key personnel could have a material adverse effect on us, especially in light of our recent growth. We do not maintain key-person life insurance on any of our employees. In addition, we do not have employment agreements with any of our key employees.


Our stock price has fluctuated considerably and may depreciate in value.

     Stock prices of emerging growth pharmaceutical and micro-cap companies such as ours fluctuate significantly. A variety of factors that could cause the price of our common stock to fluctuate, perhaps substantially, include:

       announcements of developments related to our business;

       quarterly fluctuations in our actual or anticipated operating results;

       general conditions in the pharmaceutical and health care industries;

       new products or product enhancements by us or our competitors;

       developments in patents or other intellectual property rights and litigation; and

       developments in our relationships with our customers and suppliers.

     We will not be able to control many of these factors, and we believe that period-to-period comparisons of our financial results will not necessarily be indicative of our future performance. If our revenues, if any, in any particular period do not meet expectations, we may not be able to adjust our expenditures in that period, which could cause our operating results to suffer further. If our operating results in any future period fall below the expectations of securities analysts or investors, our stock price may fall by a significant amount.

     In addition, in recent years there have been extreme fluctuations in the stock market in general and the market for shares for small capitalization and emerging growth pharmaceutical companies in particular. These fluctuations were sometimes unrelated to the operating performance of the affected companies. Any such fluctuations in the future could adversely affect the market price of our common stock. We cannot assure that the market price of our common stock will not decline.


Because we will most likely not pay dividends, you will only profit from your investment if stock price appreciates.

     Our credit facility with LaSalle currently prohibits us from paying any cash dividends at any time while amounts remain outstanding under the LaSalle credit facility. Moreover, and without giving effect to the LaSalle credit facility, we currently do not intend to declare or pay cash dividends in the foreseeable future. We expect to retain any earnings to finance and invest in our business.


Our officers and directors control our business and can authorize certain corporate transactions without the concurrence of our other stockholders.

     Our executive officers and directors beneficially own 1,500,025 shares of common stock and 411,421 shares of Class B common stock. The Class B common stock has five votes per share except for the election of directors. Provided there are at least 325,000 shares of Class B common stock issued and outstanding, the holders of the Class B common stock, voting as a separate class, have the right to elect a majority of our board of directors. Accordingly, our executive officers and directors currently have the ability, and we anticipate that they will continue to have the ability, to elect a majority of directors and thereby otherwise authorize certain corporate transactions without concurrence of our other stockholders.


Since our charter includes issuing preferred stock and super-voting rights held by the Chairman & CEO, it is unlikely we can be acquired by anyone without the consent of our Board of Directors, even if it is in your interest.

     Our charter authorizes us to issue up to 2,000,000 shares of preferred stock with such designations, rights and preferences as the board of directors may determine from time to time. This authority empowers the board of directors, without further stockholder approval, to issue preferred shares with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of our common stock.
The issuance of such preferred stock could, under certain circumstances, discourage, delay or prevent a change of control. To date, we have not issued any shares of preferred stock. In addition, we are and will continue to be, subject to the anti-takeover provisions of the Delaware General Corporation Law, which could delay or prevent a change of control.

     Our charter also provides that at all times while there are at least 325,000 shares of Class B common stock issued and outstanding, the holders of the Class B common stock have the right, voting as a separate class, to elect a majority of our Board of Directors. As of the date of this Prospectus, 431,552 shares of Class B common stock are issued and outstanding, and Daniel Glassman, our President, Chief Executive Officer and Chairman of the Board beneficially owns 380,349 of those shares. As such, Mr. Glassman effectively controls us and the existence of these shares of Class B common stock could prevent a change of control.


The exercise of outstanding warrants and options or the issuance of additional shares could adversely affect the market price of our stock.

     We currently have outstanding a substantial number of options and warrants to purchase shares of our common stock. In addition, the holders of shares of Class B common stock have the unilateral right, exercisable at any time, to convert their shares of Class B common stock into shares of common stock. If the holders of all outstanding warrants and options exercised them and the holders of all shares of Class B common stock convert them into shares of common stock, we would have approximately an additional 2,112,000 shares of common stock issued and outstanding. The sale, or availability for sale, of such substantial amounts of additional shares of common stock in the public marketplace could adversely affect the prevailing market price of our securities and otherwise impair our ability to raise additional capital through the sale of equity securities.


We are at risk of securities class action litigation due to our expected stock price volatility.

     In the past, securities class action litigation has often been brought against companies following periods of volatility in the market price of their securities. Due to the expected volatility of our stock price, we may be the target of securities litigation in the future. Securities litigation could result in substantial costs and divert management's attention and resources from our business.


Trading in our stock over the last 12 months has been limited, so investors may not be able to sell as much stock as they want at prevailing prices.

     The average daily trading volume in our common stock was approximately 181,000 shares and the average daily number of transactions was approximately 310 over the last 12 months. If limited trading in our stock continues, it may be difficult for investors to sell their shares in the public market at any given time at prevailing prices.

We may sell additional equity securities, which would cause dilution.

     We may sell more equity securities in the future to obtain operating funds. We may sell these securities at a discount to the market price. Any future sales of equity will dilute the holdings of existing shareholders, possibly reducing the value of their investment.


IMPORTANT FACTORS REGARDING FORWARD-LOOKING STATEMENTS:
-------------------------------------------------------

CERTAIN OF THE STATEMENTS SET FORTH UNDER THE CAPTIONS "BUSINESS SUMMARY" AND "USE OF PROCEEDS" AND SET FORTH IN OUR OFFERING DOCUMENTS CONSTITUTE "FORWARD LOOKING STATEMENTS." FORWARD-LOOKING STATEMENTS INCLUDE, WITHOUT LIMITATION, ANY STATEMENT THAT MAY PREDICT, FORECAST, INDICATE, OR IMPLY FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS, AND MAY CONTAIN THE WORDS "ESTIMATE," "PROJECT," "INTEND," "FORECAST," "ANTICIPATE," "PLAN," "PLANNING," "EXPECT," "BELIEVE," "WILL," "WILL LIKELY," "SHOULD," "COULD," "WOULD," "MAY" OR WORDS OR EXPRESSIONS OF SIMILAR MEANING. ALL SUCH FORWARD LOOKING STATEMENTS INVOLVE RISKS AND UNCERTAINTIES, INCLUDING, BUT NOT LIMITED TO, STATEMENTS REGARDING THE MARKETING, SALES, RESEARCH AND DEVELOPMENT PROGRAMS OF THE COMPANY; THE EFFECT OF COMPETITION AND PROPRIETARY RIGHTS OF THIRD PARTIES; THE AVAILABILITY OF ADDITIONAL FINANCING AND ACCESS TO CAPITAL WITH RESPECT TO THE COMPANY; THE SEEKING OF JOINT DEVELOPMENT, LICENSING OR DISTRIBUTION AND MARKETING ARRANGEMENTS WITH OTHER PHARMACEUTICAL AND BIOPHARMACEUTICAL COMPANIES; AND THE PERIOD OF TIME FOR WHICH THE PROCEEDS OF THE OFFERING WILL ENABLE THE COMPANY TO FUND ITS OPERATIONS. MANY IMPORTANT FACTORS AFFECT THE ABILITY TO ACHIEVE STATED OBJECTIVES OF THE COMPANY AND TO SUCCESSFULLY DEVELOP AND COMMERCIALIZE ANY PRODUCT CANDIDATES, INCLUDING, AMONG OTHER THINGS, THE ABILITY TO OBTAIN SUBSTANTIAL ADDITIONAL FUNDS, OBTAIN AND MAINTAIN ALL NECESSARY PATENTS OR LICENSES, TO DEMONSTRATE THE SAFETY AND EFFICACY OF PRODUCT CANDIDATES AT EACH STAGE OF DEVELOPMENT, TO MEET APPLICABLE REGULATORY STANDARDS AND RECEIVE REQUIRED REGULATORY APPROVALS, TO MEET OBLIGATIONS AND REQUIRED MILESTONES
UNDER AGREEMENTS, TO BE CAPABLE OF MANUFACTURING AND DISTRIBUTING PRODUCTS IN COMMERCIAL QUANTITIES AT REASONABLE COSTS, TO COMPETE SUCCESSFULLY AGAINST
OTHER PRODUCTS AND TO MARKET PRODUCTS IN A PROFITABLE MANNER. THEREFORE, PROSPECTIVE INVESTORS ARE CAUTIONED THAT THERE ALSO CAN BE NO ASSURANCE THAT
THE FORWARD-LOOKING STATEMENTS INCLUDED IN THIS MEMORANDUM WILL PROVE TO BE ACCURATE. IN LIGHT OF THE SIGNIFICANT UNCERTAINTIES INHERENT TO THE FORWARD LOOKING STATEMENTS INCLUDED HEREIN, THE INCLUSION OF SUCH INFORMATION SHOULD
NOT BE REGARDED AS A REPRESENTATION OR WARRANTY BY THE COMPANY OR ANY OTHER PERSON THAT THE OBJECTIVES AND PLANS OF THE COMPANY WILL BE ACHIEVED IN ANY SPECIFIED TIME FRAME, IF AT ALL. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO UPDATE ANY SUCH STATEMENTS.


                   WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act of 1934, and we therefore file reports, proxy statements and other information with the Securities and Exchange Commission Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Our common stock is quoted on Nasdaq, and such reports, proxy statements and other information can also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. Such material may also be accessed electronically by means of the Securities and Exchange Commission's home page on the Internet (http://www.sec.gov).

     We filed with the Commission a registration statement on Form S-3 with respect to the shares being offered hereby. You may obtain copies of the registration statement from the Commission at the addresses in the previous paragraph. This prospectus does not contain all of the information set forth in the registration statement and its exhibits. We refer you to the registration statement for further information about us and the shares. While we believe this prospectus provides the material information regarding the contracts and documents described herein, the statements contained in this prospectus as to the contents of any contract or any other documents are not necessarily complete and, in each such instance, you should refer to the copy of such contract or document filed as an exhibit to the registration statement.


            INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The following documents we filed with the Commission pursuant to the Exchange Act (File No. 0-18881) are hereby incorporated by reference in this prospectus, except as otherwise superseded or modified by this prospectus:

     * Our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2000,
     *    Our Quarterly Reports on Form 10-QSB for the quarters ended
          March 31, 2001, June 30, 2001 and September 30, 2001,
     * Our Definitive Proxy Statement in connection with the 2000 Annual Meeting of Shareholders.

     All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering shall be deemed to be incorporated by reference into this Prospectus.

     Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed documents which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded does not, except as so modified or superseded, constitute a part of this prospectus.

     We will furnish without charge to each person, including any beneficial owner to whom this prospectus is delivered, upon his written or oral request, a copy of any or all of the documents referred to above which have been incorporated into this prospectus by reference (other than exhibits to such documents). You should direct requests for such copies to:


                    BRADLEY PHARMACEUTICALS, INC.
                         383 Route 46 West
                     Fairfield, New Jersey 07004
          Attention: Daniel Glassman, Chairman of the Board
                          (973) 883-1505


                          USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the shares by the selling stockholders. However, we may receive $2,633,530 of proceeds upon exercise of warrants being registered in this offering. The proceeds received from the exercise of the warrants being registered, would be used for general corporate purposes.

                        SELLING STOCKHOLDERS

     The following table sets forth the number of shares owned by each of the selling stockholders. None of the selling stockholders has had a material relationship with us within the past three years other than as a result of the ownership of the shares or any of our other securities, except for David Hillman. David Hillman resided on our Board of Directors from the period between January 1990 and May 2000 and was our Secretary from January 1985 to May 2000. No estimate can be given as to the amount of shares that will be held by the selling stockholders after completion of this offering because the selling stockholders may offer all or some of the shares and because there currently are no agreements, arrangements or understandings with respect to the sale of any of the shares. The shares offered by this prospectus may be offered from time to time by the selling stockholders named below:


                                    Beneficial Ownership of Shares
Name of Selling                     of Common Stock Stock Prior to
Stockholder                                   Offering(1)
------------------------            ------------------------------
                                      Number          Percentage
                                    ------------------------------
Roger V. Coleman                       6,469              *
Benjamin Bernstein                     6,000              *
Maurice Bernstein                      3,000              *
Arnold Rosenberg                       1,900              *
Paul B. Rosenberg                      1,900              *
Essex Woodlands Health
  Venture Fund V, LP                 388,099             3.9%
Albert Fried                         129,367             1.3%
Peter M. Kash                          3,235              *
Scott A. Katzmann                     25,000              *
Bonnie B. Kazam                        6,467              *
Daniel Kessel                        375,049(2)          3.8%
Mark Mazzer                           10,000              *
Timothy McInerney                     25,000              *
Michael Miles                          6,469              *
Mark Berg IRA                         50,000              *
Off Sands Point, Ltd                  10,000              *
Steven M. Oliveira                    20,000              *
Orion Biomedical Fund, LP            106,275             1.1%
Orion Biomedical Offshore Fund, LP    23,092              *
Perceptive Life Sciences
  Master Fund, Ltd.                  278,233             2.8%
Nicholas Ponzio                       15,000              *
RL Capital Partners                   10,000              *
Wayne Rothbaum                        35,000              *
S.A.C. Capital Associates, LLC       258,732             2.6%
Sands Point Partners, LP              50,000              *
Carmine Sanzo                         10,000              *
Gary J. Strauss                        6,469              *
Med-Tec Investors, LLC                10,000              *
Brian S. Wornow                        5,000              *
Paramount Capital                    450,000(3)          4.5%
NetWorld                               8,500(4)           *
David Hillman                         92,809(5)           *
Michael Kaliner                        3,000(6)           *
Terrence Davidson                      1,800(7)           *
Alan Shalita                           8,500(8)           *
Alan Golstein                          8,000(9)           *
Martin Rosenberg                       5,000(10)          *
Howard Ellis                           5,000(11)          *
Joseph Cerbone                         5,000(12)          *
Iris Dubetsky                          5,000(13)          *


                                Number of
                                Shares of          Beneficial Ownership of
Name of Selling               Common Stock         Shares of Common Stock
Stockholder                   to be Offered             After Offering(1)
-----------------------       -------------        -----------------------
                                                     Number     Percentage
                                                   -----------------------
Roger V. Coleman                     6,469              0            *
Benjamin Bernstein                   6,000              0            *
Maurice Bernstein                    3,000              0            *
Arnold Rosenberg                     1,900              0            *
Paul B. Rosenberg                    1,900              0            *
Essex Woodlands Health
  Venture Fund V, LP               388,099              0            *
Albert Fried                       129,367              0            *
Peter M. Kash                        3,235              0            *
Scott A. Katzmann                   25,000              0            *
Bonnie B. Kazam                      6,467              0            *
Daniel Kessel                      218,810(2)       156,239         1.6%
Mark Mazzer                         10,000              0            *
Timothy McInerney                   25,000              0            *
Michael Miles                        6,469              0            *
Mark Berg IRA                       50,000              0            *
Off Sands Point, Ltd                10,000              0            *
Steven M. Oliveira                  20,000              0            *
Orion Biomedical Fund, LP          106,275              0            *
Orion Biomedical Offshore
  Fund, LP                          23,092              0            *
Perceptive Life Sciences
  Master Fund, Ltd.                258,733           19,500          *
Nicholas Ponzio                     15,000              0            *
RL Capital Partners                 10,000              0            *
Wayne Rothbaum                      35,000              0            *
S.A.C. Capital
  Associates, LLC                  258,732              0            *
Sands Point Partners, LP            50,000              0            *
Carmine Sanzo                       10,000              0            *
Gary J. Strauss                      6,469              0            *
Med-Tec Investors, LLC              10,000              0            *
Brian S. Wornow                      5,000              0            *
Paramount Capital                  100,000(3)       350,000         3.5%
NetWorld                             8,500(4)           0            *
David Hillman                       32,766(5)        60,043          *
Michael Kaliner                      3,000(6)           0            *
Terrence Davidson                    1,800(7)           0            *
Alan Shalita                         8,500(8)           0            *
Alan Golstein                        8,000(9)           0            *
Martin Rosenberg                     5,000(10)          0            *
Howard Ellis                         5,000(11)          0            *
Joseph Cerbone                       5,000(12)          0            *
Iris Dubetsky                        5,000(13)          0            *

*    Represents beneficial ownership of less than one percent.
(1) Based on the number of shares of common stock outstanding of 9,893,296 on December 4, 2001.
(2) Includes 100,000 warrants with an exercise price of $2.125 and 80,000 warrants with an exercise price of $14.11.
(3)  Includes 100,000 warrants with an exercise price of $8.50.
(4)  Includes 8,500 warrants with an exercise price of $2.344.
(5)  Includes 32,766 warrants with an exercise price of $2.375.
(6)  Includes 3,000 warrants with an exercise price of $1.2188.
(7)  Includes 1,800 warrants with an exercise price of $3.15.
(8)  Includes 8,500 warrants with an exercise price of $3.20.
(9)  Includes 8,000 warrants with an exercise price of $3.22.
(10) Includes 5,000 warrants with an exercise price of $14.11.
(11) Includes 5,000 warrants with an exercise price of $14.11.
(12) Includes 5,000 warrants with an exercise price of $14.11.
(13) Includes 5,000 warrants with an exercise price of $14.11.


                           PLAN OF DISTRIBUTION

     We are registering all 1,882,583 shares (the "Shares") on behalf of certain selling stockholders. All of the shares either originally were issued by us or upon exercise of warrants to acquire shares of our common stock. We will receive no proceeds from this offering. The selling stockholders named in the table above or pledgees, donees, transferees or other successors-in-interest selling shares received from a named selling stockholders as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus (collectively, the "selling stockholders") may sell the shares from time to time. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The selling stockholders may effect such transactions by selling the shares to or through broker-dealers. The shares may be sold by one or more of, or a combination of, the following:

     * a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction,

     * purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus,

     *  an exchange distribution in accordance with the rules of such exchange,

     * ordinary brokerage transactions and transactions in which the broker solicits purchasers, and

     *  in privately negotiated transactions.

     To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker- dealers to participate in the resales.

     The selling stockholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In such transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with selling stockholders. The selling stockholders also may sell shares short and redeliver the shares to close out such short positions. The selling stockholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. The selling stockholders also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon a default the broker-dealer may sell the pledged shares pursuant to this prospectus.

     Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling stockholders. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. Broker-dealers or agents and any other participating broker-dealers or the selling stockholders may be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act in connection with sales of the shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Because selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares by selling stockholders.

     The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition, each selling stockholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholders. We will make copies of this prospectus available to the selling stockholders and has informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

     We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act upon being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such supplement will disclose:

     * the name of each such selling stockholder and of the participating broker-dealer(s),

     *  the number of shares involved,

     *  the price at which such shares were sold,

     * the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable,

     * that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and

     *  other facts material to the transaction.

     In addition, upon being notified by a selling stockholder that a donee or pledgee intends to sell more than 500 shares, we will file a supplement to this prospectus.

     We will bear all costs, expenses and fees in connection with the registration of the shares. The selling stockholders will bear all commissions and discounts, if any, attributable to the sales of the shares. The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. The selling stockholders have agreed to indemnify certain persons, including broker-dealers and agents, against certain liabilities in connection with the offering of the shares, including Liabilities arising under the Securities Act.


                             INDEMNIFICATION

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant, the Commission's opinion is that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a director, officer or controlling person asserts a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) in connection with the shares, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and we will be governed by the final adjudication of such issue.


                                 LEGAL MATTERS

     Greenbaum, Rowe, Smith, Ravin, Davis & Himmel LLP, Woodbridge, New Jersey, has passed upon the legality of the Shares offered by this prospectus.

                                   EXPERTS

     The consolidated financial statements as of December 31, 2000 and 1999 and for each of the two years in the period ended December 31, 2000, included in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2000, incorporated by reference in this prospectus have been audited by Grant Thornton, LLP, independent certified public accountants, as set forth in their report given upon the authority of said firm as experts in auditing and accounting.







                      1,882,583 Shares of Common Stock






                                  BRADLEY
                           PHARMACEUTICALS, INC.







                                 PROSPECTUS











                              ___________, 2001











                                 PART II
                 INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution.

The registrant estimates expenses in connection with the offering described in this Registration Statement will be as follows:

Item                                                          Amount

Securities and Exchange Commission Registration Fee       $  7,659.76
Printing and Engraving Expenses                              1,000.00
Accountants' Fees and Expenses                              10,000.00
Legal Fees and Expenses                                      4,000.00
Transfer Agent's Fees                                        1,000.00
Miscellaneous                                                1,340.24
                                                            ---------
              Total                                       $ 25,000.00



Item 15.  Indemnification of Directors and Officers.

     The description set forth under the caption "Indemnification of Directors and Officers" in the our Registration Statement on Form SB-2, filed October 15, 1997, No. 33-37935, is incorporated herein by reference.


Item 16.  Exhibits.

Exhibit
Numbers  Description of Documents

3.1 Certificate of Incorporation of the Company, as amended (Incorporated by reference from the Company's Proxy Statement for the 1998 Annual Meeting)

3.2 By-laws of the Registrant, as amended (Incorporated by reference from the Company's Proxy Statement for the 1998 Annual Meeting)

4.1 Placement Agent's Unit Purchase Option (Incorporated by reference from the Company's Proxy Statement for the 1998 Annual Meeting)

10.1     1990 Stock Option Plan, as amended (Incorporated by reference to
         Exhibit 10.1 to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1996.)

10.30 Loan and Security Agreement dated as of April 7, 2001 among LaSalle Business Credit, Inc., the Company, Doak, Bradley Pharmaceuticals (Canada), Inc. and Bradley Pharmaceuticals Overseas, Ltd. (Incorporated by reference to Exhibit 10 to the Company's Current Report on Form 8-K for an event dated April 15, 2001)

10.31 Waiver and Amendment No. 3 dated June 19, 2000 among LaSalle Business Credit, Inc., the Company, Doak, Bradley Pharmaceuticals (Canada), Inc. and Bradley Pharmaceuticals Overseas, Ltd. (Incorporated by reference to Exhibit 10 to the Company's Current Report on Form 8-K for an event dated June 23, 2001)

10.32 1999 Stock Option Plan, as amended (Incorporated by reference to Exhibit B to the Company's Proxy Statement filed with Securities and Exchange Commission on June 2, 1999.)

21.1     Subsidiaries of the Registrant (Incorporated by reference to Exhibit
         21.1 to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1996)

23.2     Consent of Grant Thornton LLP (page II-4)

24.1     Opinion Letter from Attorney (page II-5)


Item 17.  Undertakings.


     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as express in the Act and will be governed by the final adjudication of such issue. The undersigned registrant hereby undertakes:


(1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:


             (i)  	To include any prospectus required by Section 10(a)(3) of the
                   Securities Act of 1933;

             (ii) 	To reflect in the prospectus any facts or events arising
                   after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

             (iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration
                   Statement or any material change to such information in the
                   Registration Statement; provided, however, that the
                   undertakings set forth in paragraphs (i) and (ii) above do not apply if the Registration Statement is on Form S-3 or
                   Form S-8 and the information required to be included in a
                   post-effective amendment by those paragraphs is contained
                   in periodic reports filed by the Registrant  pursuant to
                   Section 13 or Section 15(d) of the Securities Exchange Act of
                   1934 that are incorporated by reference in the Registration
                   Statement.


(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


                                SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable ground to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Fairfield, New Jersey, on the 6th day of December, 2001.

                                            BRADLEY PHARMACEUTICALS, INC.

                                            By:   /s/  Daniel Glassman
                                                ----------------------
                                                DANIEL GLASSMAN
                                                Chairman of the Board

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Daniel Glassman his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be one in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Signature                        Title                         Date
---------                        -----                         ----

/s/ Daniel Glassman              Chairman of the Board         December 6, 2001
----------------------------     President and Chief
Daniel Glassman                  Executive Officer

/s/ Iris Glassman                Treasurer and Director        December 6, 2001
----------------------------
Iris S. Glassman

/s/ Bruce Simpson                Secretary and Director        December 6, 2001
----------------------------
Bruce Simpson

/s/ Dr. Philip W. McGinn, Jr.    Director                      December 6, 2001
----------------------------
Dr. Philip W. McGinn, Jr.

/s/  Dr. Alan G. Wolin           Director                      December 6, 2001
----------------------------
Dr. Alan G. Wolin




                                                             EXHIBIT 23.2


                CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We have issued our report dated February 23, 2001 accompanying the consolidated financial statements of Bradley Pharmaceuticals, Inc. and subsidiaries included in the Annual Report on Form 10-KSB for the year ended December 31, 2001 which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report and to the use of our name as it appears under the caption "Experts."


GRANT THORNTON LLP





New York, New York
December 6, 2001







                                                            Exhibit 24.1

              Greenbaum, Rowe, Smith, Ravin, Davis & Himmel LLP
                        Metro Corporate Campus One
                              P.O. Box 5600
                        Woodbridge, NJ 07095-0988

     December 6, 2001

Bradley Pharmaceuticals, Inc.
383 Route 46 West
Fairfield, New Jersey 07004

     Re:   Bradley Pharmaceuticals, Inc.

Gentlemen:

     We have acted as counsel to Bradley Pharmaceuticals, Inc., a Delaware Corporation (the "Company"), in connection with the filing by the Company of a Registration Statement on Form S-3 (Registration No. _________), covering the registration of 1,882,583 shares of common stock, par value $.01 per share ("Common Stock"). We have been asked to issue an opinion as to whether the Common Stock being registered will, when sold, be legally issued, fully paid, non-assessable, and binding obligations of the Company.

     As counsel to the Company, we have examined the Certificate of Incorporation and By-Laws, as amended to date, and other corporate records of the Company and have made such other investigations as we have deemed necessary in connection with the opinion hereinafter set forth. We have relied, to the extent we deem such reliance proper, upon certain factual representations of officers and directors of the Company given in certificates, in answer to our written inquiries and otherwise, and, although we have not independently verified all of the facts contained therein, nothing has come to our attention that would cause us to believe that any of the statements contained therein are untrue or misleading.

     In making the aforesaid examinations, we have assumed the genuineness of all signatures and the conformity to original documents of all copies furnished to us. We have assumed that the corporate records of the Company furnished to us constitute all of the existing corporate records of the Company and include all corporate proceedings taken by it.

     Based solely upon and subject to the foregoing, we are of the opinion that the shares of Common Stock are duly authorized, issued and full paid and non-assessable, and the issuance of such shares by the Company is not subject to any preemptive or similar rights.

     We hereby consent to the filing of this opinion as an Exhibit to the aforesaid Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus.

                                              Very truly yours,

                                              Greenbaum, Rowe, Smith,
                                              Ravin, Davis & Himmel LLP